RF INDUSTRIES, LTD.	For Immediate Release
RF Connector & Cable Assembly / RF Wireless

Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries to Repurchase Up to 100,000
Additional Shares of Common Stock

SAN DIEGO, CALIFORNIA, November 4, 2008 . . . RF Industries (NASDAQ:RFIL) today reported that its Board of Directors has authorized the repurchase of up to 100,000 additional shares of the Company's common stock, from time to time, in open market, privately negotiated or block transactions at the discretion of RFI's management, subject to market conditions and other factors. RFI recently completed the authorized purchase, announced on September 22, 2008, of 100,000 shares of common stock on October 28, 2008.

"The Board of Directors, confident that RFI's strong sales, earnings, cash and working capital position will continue, concluded that the acquisition and retirement of another 100,000 shares of the Company's common stock, in addition to the 100,000 shares already purchased between September 22 and October 28, would benefit all of our stockholders," said Howard Hill, president and CEO of RF Industries.

At July 31, 2008, RFI reported cash and cash equivalents and investments in available-for-sale-securities of $8,247,000, working capital of $15,576,000, a 11.6 to 1 current ratio, no long-term debt and stockholders' equity of $16,115,000, or $4.87 book value per share.

RFI's stock repurchase will be conducted under Rule 10b-18 of the Securities and Exchange Commission.

About RF Industries
The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. This business segment includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies, Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers and Bioconnect, which designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of End-to-End mobile wireless network solutions for public safety, emergency medical, transportation and industrial customers.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, a decrease in the demand for the Company's products as a result of changes in the telecommunications or wireless products markets, increased competition, the effects of recently completed or future acquisitions of other businesses, and other uncertainties detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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